Exhibit 99
The Lorain National Bank Employee
Stock Ownership Plan

Financial Report
December 31, 2006

The Lorain National Bank Employee
Stock Ownership Plan

Contents

Report Letter	1

Statement of Assets Available for Distribution to Participants	2

Statement of Changes in Assets Available for Distribution to Participants	3

Notes to Financial Statements	4-7

Schedule of Assets Held at End of Year	Schedule 1

Schedule of Reportable Transactions	Schedule 2

Report of Independent Registered Public Accounting Firm
To the Plan Administrator
The Lorain National Bank
     Employee Stock Ownership Plan
We have audited the accompanying statement of assets available for distribution to participants of The Lorain National Bank Employee Stock Ownership Plan (the “Plan”) as of December 31, 2006 and 2005 and the related statement of changes in assets available for distribution to participants for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the assets available for distribution to participants of the Plan as of December 31, 2006 and 2005 and the changes in those assets for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Our audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held at end of year as of December 31, 2006 and schedule of reportable transactions for the year ended December 31, 2006 are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ Plante & Moran, PLLC
Auburn Hills, Michigan
June 27, 2007

The Lorain National Bank Employee Stock Ownership Plan

Statement of Assets Available for Distribution to Participants

	December 31
	2006	2005
Assets Available for Distribution to Participants
Short-term cash investments	$1,223	$77
Investments — At fair value — Common stock —
LNB Bancorp, Inc. (Notes 3 and 6)	2,942,177	3,562,432

Total investments	2,943,400	3,562,509

Receivables — Dividends and interest	33,579	35,873

Assets Available for Distribution to Participants	$2,976,979	$3,598,382

See Notes to Financial Statements.

The Lorain National Bank Employee Stock Ownership Plan

Statement of Changes in Assets Available for Distribution to Participants

	Year Ended December 31
	2006	2005
Additions - Investment income (loss)
Dividends	$136,154	$152,651
Net realized and unrealized depreciation in fair value of investments — Common stock (Note 3)	(342,967)	(515,331)

Total investment loss	(206,813)	(362,680)

Deductions — Distributions to participants	414,590	600,834

Decrease in Assets Available for Distribution to Participants	(621,403)	(963,514)

Assets Available for Distribution to Participants — Beginning of year	3,598,382	4,561,896

Assets Available for Distribution to Participants — End of year	$2,976,979	$3,598,382

See Notes to Financial Statements.

The Lorain National Bank
Employee Stock Ownership Plan

Notes to Financial Statements
December 31, 2006 and 2005
Note 1 — Description of Plan
The following description of The Lorain National Bank Employee Stock Ownership Plan (the “Plan”) provides only general information. Participants should refer to the plan agreement for a more complete description of the Plan’s provisions.
General - The Plan is a defined contribution plan sponsored by The Lorain National Bank (the “Bank”), a wholly owned subsidiary of LNB Bancorp, Inc. (the “Bancorp”), covering substantially all employees of the Bank and related Bancorp affiliates for which the Bank acts as common paymaster. An employee is eligible to participate in the Plan after the attainment of age 21 and completion of one year of service, as defined in the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).
Under the terms of the Plan, the Investment and Trust Services Division of the Bank acts as trustee for the Plan and, as such, manages a trust fund, which includes all of the Plan’s assets. The trustee has been granted discretionary authority concerning purchases and sales of investments in the trust fund made from employer contributions.
Bank Contributions - The amount of the contribution is determined by the Bank’s board of directors in its absolute discretion. The Bank is not required to make a contribution in any specific year. Contributions are allocated to participants’ accounts in the proportion each participant’s annual compensation bears to the total annual compensation of all participants for that plan year. There were no discretionary contributions made to the Plan during 2006 and 2005.
Participant Contributions - The Plan does not permit participant contributions.
Dividend Reinvestment - All dividends received on common stock investments are reinvested in additional shares of common stock.
Vesting - Each participant vests in the bank contribution after five years of service. Forfeitures of nonvested employer contributions are made available first to reinstate previously forfeited account balances of former participants who are re-employed by the plan sponsor within one year. The remaining forfeitures, if any, shall be allocated among the participants’ accounts in the proportion each participant’s annual compensation bears to the total annual compensation of all participants for that plan year. At December 31, 2006 and 2005, there were $817 and $4,009 of forfeitures, respectively, which were reallocated within the Plan.

The Lorain National Bank
Employee Stock Ownership Plan

Notes to Financial Statements
December 31, 2006 and 2005
Note 1 — Description of Plan (Continued)
Distribution Upon Termination of Employment - A participant whose employment terminates by reason of retirement on his or her early retirement date, or on his or her normal retirement date, receives his or her vested benefits. The participant may elect distribution of his or her vested benefits either in a single distribution or in annual, semiannual, quarterly, or monthly installments of substantially equal amounts for not more than five years.
A participant whose employment is terminated for any reason other than those designated above may receive a single distribution of his or her vested benefits.
Plan Termination - Although it has not expressed any intention to do so, the Bank has the right to terminate the Plan subject to the provisions set forth in ERISA. In the event of plan termination, participants become 100 percent vested and the assets of the Plan will be allocated as prescribed by ERISA and its related regulations.
Plan Administrator - The plan administrator is the president and chief executive officer of the Bank.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation - The accompanying financial statements of the Plan have been prepared under the accrual method of accounting.
Investments - The fair value of investments and changes therein are determined through the use of current quoted market values. Purchases and sales are recorded on a trade date basis. Interest income is recorded on the accrual method of accounting.
Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires plan management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.
Payment of Benefits - Benefit payments to participants are recorded when paid.

The Lorain National Bank
Employee Stock Ownership Plan

Notes to Financial Statements
December 31, 2006 and 2005
Note 3 — Investments
The following table presents the fair value of the Plan’s investments at December 31, 2006 and 2005:

	2006		2005
	Number		Number
	of Shares		of Shares
	or Units	Fair Value	or Units	Fair Value

Common stock — LNB Bancorp, Inc.	183,313	$2,942,177	198,464	$3,562,432

Money Market — GSFS Treasuy Fund #506 in 2006 and Treasury Trust Fund in 2005	1,223	1,223	77	77

		$2,943,400		$3,562,509

During the years ended December 31, 2006 and 2005, the Plan’s investments (including investments bought, sold, and held during the year) depreciated in value by $342,967 and $515,331, respectively.
Note 4 — Administrative Expenses
The administrative expenses of the Plan are paid by the Bank.
Note 5 — Federal Income Taxes
The Internal Revenue Service issued its latest determination letter on July 2, 2002, which stated that the Plan and its underlying trust, as designed, qualify under the applicable provisions of the Internal Revenue Code. In the opinion of the plan administrator, the Plan and its underlying trust have operated within the terms of the Plan and remain qualified under the applicable provisions of the Internal Revenue Code.
As long as the Plan continues to be qualified under present federal income tax laws and regulations, participants will not be taxed on Bank contributions or on investment earnings on such contributions at the time such contributions and investment earnings are received by the trustee, but may be subject to tax thereon at such time as they receive distributions under the Plan.

The Lorain National Bank
Employee Stock Ownership Plan

Notes to Financial Statements
December 31, 2006 and 2005
Note 6 — Party-in-Interest Transactions
The following is a summary of transactions in common stock of LNB Bancorp, Inc., 100 percent owner of the Bank, during the years ended December 31, 2006 and 2005:

	Number
	of Shares	Fair Value

Balance at December 31, 2004	222,644	$4,479,603

Purchases	8,575	156,649
Sales and distributions	(32,755)	(558,489)
Net depreciation	—	(515,331)

Balance at December 31, 2005	198,464	3,562,432

Purchases	7,417	136,576
Sales and distributions	(22,568)	(413,864)
Net depreciation	—	(342,967)

Balance at December 31, 2006	183,313	$2,942,177

Note 7 — Assets Available for Distribution to Participants
The following is a summary of the assets available for distribution to participants as of December 31, 2006 and 2005:

	2006	2005
Assets payable to terminated participants	$817,355	$850,278
Assets available for continuing participants	2,159,624	2,748,104

Total	$2,976,979	$3,598,382

The Lorain National Bank
Employee Stock Ownership Plan

Schedule of Assets Held at End of Year
Form 5500, Schedule H, Item 4i
EIN 34-0869480, Plan No. 002
December 31, 2006

	(c)
(a)(b)	Description of Investment, Including		(e)
Identity of Issuer, Borrower,	Maturity Date, Rate of Interest,	(d)	Current
Lessor, or Similar Party	Collateral, Par, or Maturity Value	Cost	Value

LNB Bancorp, Inc.*	Common stock - 183,313 shares	$2,406,426	$2,942,177

GSFS Treasury Fund	Treasury Trust Fund - 1,223 shares	1,223	1,223

	Total investments	$2,407,649	$2,943,400

* Party-in-interest

Schedule 1

The Lorain National Bank
Employee Stock Ownership Plan

Schedule of Reportable Transactions
Form 5500, Schedule H, Item 4i
EIN 34-0869480, Plan 002
Year Ended December 31, 2006

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
							Current Value	Realized &
	Description of Asset (Including				Expense		of Asset on	Unrealized
	Interest Rate and Maturity	Purchase	Selling	Lease	Incurred with	Cost of	Transaction	Net Gain
Identity of Party Involved	in Case of a Loan)	Price	Price	Rental	Transaction	Asset	Date	(Loss)

A series of transactions (Category (iii)) that, in the aggregate, amount to more than 5 percent of the beginning value of plan assets:

LNB Bancorp, Inc.*	LNB Bancorp, Inc. common stock:
	4 purchases	$136,576	$—	$—	$—	$136,576	$136,576	$—
	11 sales	—	194,377	—	—	133,764	194,377	60,613
	6 distributions in kind	—	219,487	—	—	159,597	219,487	59,890

GSFS Treasury Fund	Treasury Trust Fund:
	23 purchases	196,477	—	—	—	196,477	196,477	—
	16 sales	—	195,331	—	—	195,331	195,331	—
* Party in interest